FDIC
Federal Deposit Insurance Corporation
10 10th Street NW, Suite 800, Atlanta, GA 30309-3849

Atlanta Regional Office

November 10, 2016

VIA UNITED PARCEL SERVICE

The Board of Directors
OptimumBank
10197 Cleary Boulevard
Plantation, Florida 33324

Re: OptimumBank
Plantation, Florida ("Bank")
Docket Number: FDIC-16-0123b // OFR 67592-FI
Stipulation to the Issuance of a Consent Order
("Consent Agreement") and Consent Order ("Order")

Members of the Board:

On behalf of the Federal Deposit Insurance Corporation ("FDIC") and pursuant to the authority delegated to me by the FDIC Board of Directors and the Director of the Division of Risk Management Supervision of the FDIC, I have accepted the Consent Agreement executed by you, the Bank's board of directors, and have issued the Order.

An original Consent Agreement and an original Order are enclosed.

Sincerely,

Michael J. Dean

Michael J. Dean
Regional Director

Enclosures

FEDERAL DEPOSIT INSURANCE CORPORATION

WASHINGTON, D.C.

STATE OF FLORIDA
OFFICE OF FINANCIAL REGULATION

TALLAHASSEE, FLORIDA

In the Matter of OPTIMUMBANK PLANTATION, FLORIDA (Insured State Nonmember Bank)	STIPULATION TO THE ISSUANCE OF A CONSENT ORDER FDIC-16-0123b OFR 67592-FI

Subject to the acceptance of this STIPULATION AND CONSENT TO THE ISSUANCE OF A CONSENT ORDER ('STIPULATION") by the Federal Deposit Insurance Corporation ("FDIC"), it is hereby stipulated and agreed by and between a representative of the Legal Division of the FDIC, the State of Florida, Office of Financial Regulation ("OFR") and OptimumBank, Plantation, Florida ("Bank"), through its board of directors, as follows:

1. The Bank has been advised of its right to receive a written Notice of Charges and of Hearing ("Notice") or an Administrative Complaint ("Complaint") detailing the unsafe or unsound banking practices or violations of law and/or regulations relating to weaknesses in asset quality, capital adequacy, earnings, management effectiveness, liquidity, and sensitivity to market risk, and the Bank's compliance with the Bank Secrecy Act, subchapter II of Chapter 53 of Title 31 of the United States Code, and its implementing rules issued by the U.S. Department of Treasury, 31 C.F.R. Chapter X; the FDIC's BSA compliance regulations, 12 C.F.R. § 326.8;

and the FDIC's suspicious activity report regulations, 12 C.F.R. Part 353, alleged to have been committed by the Bank, and of its right to a hearing on the alleged charges under section 8(b)(1) of the Federal Deposit Insurance Act ("Act"), 12 U.S.C. § 1818(b)(1), and the FDIC's Rules of Practice and Procedure ("Rules"), 12 C.F.R. Part 308 and Chapters 120, 655, and 658, Florida Statutes (2015), and has waived those rights.

2. The Bank, solely for the purpose of this proceeding and without admitting or denying any of the alleged charges of unsafe or unsound banking practices and any violations of law and/or regulations, hereby consents and agrees to the issuance of a CONSENT ORDER ("ORDER") by the FDIC and the OFR in the form attached hereto. The Bank further stipulates and agrees that such ORDER shall become effective immediately upon issuance by the FDIC and the OFR and be fully enforceable by the FDIC pursuant to the provisions of section 8(i)(1) of the Act, 12 U.S.C. § 1818(i)(1), and the Rules, and by the OFR pursuant to Chapters 120, 655, and 658, Florida Statutes, including specifically Sections 655.033 and 655.041, Florida Statutes, subject only to the conditions set forth in paragraph 3 of this STIPULATION.

3. In the event the FDIC accepts this STIPULATION and issues the ORDER, it is agreed that no action to enforce said ORDER in the United States District Court will be taken by the FDIC unless the Bank or any "institution-affiliated party", as such term is defined in section 3(u) of the Act, 12 U.S.C. § 1813(u), has violated or is about to violate any provision of the ORDER.

5. The Bank hereby waives:

(a) the receipt of a written Notice or Complaint;

(b) all defenses to the charges to be set forth in the Notice or Complaint;

(c) a hearing for the purpose of taking evidence regarding the allegations to be set forth in the Notice or Complaint;

(d) the receipt of a written Notice of Rights for a hearing or appeal of the Order;

(d) the filing of Proposed Findings of Fact and Conclusions of Law;

(e) a Recommended Decision or Recommended Order of an Administrative Law Judge;

(f) the filing of exceptions and briefs with respect to such Recommended Decision or Recommended Order; and

(g) judicial review of the ORDER as provided by 12 U.S.C. § 1818(h) and any other challenge to the validity of the ORDER.

Dated: This 2 day of November, 2016.

FEDERAL DEPOSIT INSURANCE CORPORATION
LEGAL DIVISION

BY:

Barbara J. Lukes
Counsel

FLORIDA OFFICE OF FINANCIAL REGULATION

BY:

J. Martin Stubblefield
Director
Division of Financial Institutions,
Office of Financial Regulation
By Delegated Authority for the Commissioner,
Office of Financial Institutions

OPTIMUMBANK
PLANTATION, FLORIDA

BY:

John H. Clifford

Moishe Gubin

Joel Klein

Thomas A. Procelli

Martin Z. Schmidt

THE BOARD OF DIRECTORS

OPTIMUMBANK
PLANTATION, FLORIDA

BY:

Norman J. Ginsparg

Moishe Gubin

Joel Klein

Thomas A. Procelli

Martin Z. Schmidt

THE BOARD OF DIRECTORS

FEDERAL DEPOSIT INSURANCE CORPORATION
WASHINGTON, D.C.

STATE OF FLORIDA
OFFICE OF FINANCIAL REGULATION
TALLAHASSEE, FLORIDA

In the Matter of OPTIMUMBANK PLANTATION, FLORIDA (Insured State Nonmember Bank)	))))))))	CONSENT ORDER FDIC-16-0123b OFR 67592-FI

The Federal Deposit Insurance Corporation ("FDIC") is the appropriate Federal banking agency for OptimumBank, Plantation, Florida ("Bank"), under section 3(q) of the Federal Deposit Insurance Act ("Act"), 12 U.S.C. § 1813(q).

The Bank, by and through its duly elected and acting Board of Directors ("Board"), has executed a "STIPULATION AND CONSENT TO THE ISSUANCE OF A CONSENT ORDER" ("STIPULATION"), dated November 2, 2016, that is accepted by the FDIC and the Florida Office of Financial Regulation ("OFR").

With the STIPULATION, the Bank has consented, without admitting or denying any charges of unsafe or unsound banking practices or violations of law or regulation relating to weaknesses in asset quality, capital adequacy, earnings, management effectiveness, liquidity, sensitivity to market risk, and the Bank's compliance with the Bank Secrecy Act, subchapter II of Chapter 53 of Title 31 of the United States Code, and its implementing rules issued by the U.S. Department of Treasury, 31 C.F.R. Chapter X; the FDIC's BSA compliance regulations, 12 C.F.R. § 326.8; and the FDIC's suspicious activity report ("SAR") regulations, 12 C.F.R. Part 353 ("Part 353") (collectively, the "BSA") alleged to have been committed by the Bank. The

OFR may issue an order pursuant to Chapter 120 and Sections 655.033 and 655.50, Florida Statutes (2015).

Having determined that the requirements for issuance of an order under 12 U.S.C. § 1818(b) and under Chapter 120 and Sections 655.033 and 655.50, Florida Statutes (2015) have been satisfied, the FDIC and the OFR (collectively, "Supervisory Authorities") therefore, accepted the STIPULATION and hereby order the Bank, its institution-affiliated parties, as that term is defined in section 3(u) of the Act, 12 U.S.C. § 1813(u), and its successors and assigns, to take the following affirmative actions:

BOARD SUPERVISION

1. (a) As of the effective date of this ORDER, the Board shall increase its participation in the affairs of the Bank, assuming full responsibility for the approval of sound policies and objectives and for the supervision of all of the Bank's activities, consistent with the role and expertise commonly expected for directors of banks of comparable size. This participation shall include meetings to be held no less frequently than monthly at which, at a minimum, the following areas shall be reviewed: reports of income and expenses; new, overdue, renewal, insider, charged off, and recovered loans; investment activity; adoption or modification of operating policies; individual committee reports; audit reports; internal control reviews including management's responses; high-risk deposit accounts; non-bank financial institutions; domestic Automated Clearing House Transactions ("ACH"); BSA risk rating; BSA staffing; BSA training; BSA independent testing; BSA compliance; and compliance with this ORDER. Board meeting minutes shall document these reviews and approvals, including the names of any dissenting directors.

(b) Within 30 days from the effective date of this ORDER, the Board shall establish a Board committee ("Directors' Committee"), consisting of at least three members, to oversee the Bank's compliance with the ORDER. At least two of the members of the Directors'

Committee shall be directors not employed in any capacity by the Bank other than as a director. The Directors' Committee shall formulate and review monthly reports detailing the Bank's actions with respect to compliance with this ORDER. The Directors' Committee shall present a report detailing the Bank's adherence to this ORDER to the Board at each regularly scheduled Board meeting. Such report shall be recorded in the appropriate minutes of the Board's meetings and shall be retained in the Bank's records. Establishment of this committee does not in any way diminish the responsibility of the entire Board to ensure compliance with the provisions of this ORDER.

(c) Within 60 days from the effective date of this ORDER, the Bank shall formulate a plan to increase the independence of its Board. The plan will include adding new independent members to the Board, who are eligible to be members under Florida law, including but not limited to Section 658.33(2), Florida Statutes (2015). The addition of any new director may be accomplished, to the extent permissible by Florida law or the Bank's by-laws, by means of appointment or election at a regular or special meeting of the Bank's shareholders. The Bank shall amend its corporate records and governance documents as appropriate to reflect the addition of the new independent directors. For purposes of this ORDER, an individual who is "independent" with respect to the Bank shall be any individual who is not an officer of the Bank or officer or director of any of its affiliated organizations, and who does not own or control more than five percent of the outstanding shares of the Bank.

(d) Within 60 days from the effective date of this ORDER, the Bank shall fully implement its written policies and procedures designed to bring to the attention of each member of the Board conflicts of interest which may exist in approving loans or other transactions in which officers, directors or principal shareholders of the Bank ("Insiders") are involved. Each member of the Board shall be fully apprised of any potential conflict prior to making a decision,

or acting specifically on any loan or other transaction in which Insiders and/or their business associates are, directly or indirectly, involved. The results of any deliberations by the Board regarding potential conflicts shall be reflected in the minutes of its meetings.

MANAGEMENT

2. (a) Within 60 days from the effective date of this ORDER, the Bank shall have and retain qualified management with the qualifications and experience commensurate with assigned duties and responsibilities at the Bank. Each member of management shall be provided appropriate written authority from the Board to implement the provisions of this ORDER. At a minimum, management shall include the following:

(i) A chief executive officer with proven ability in managing a bank of comparable size and in effectively implementing lending, investment, and operating policies in accordance with safe and sound banking practices;

(ii) A senior lending or senior credit officer with a significant amount of appropriate lending, collection, and loan supervision experience, and experience in upgrading a low quality loan portfolio; and

(iii) A chief operating officer with a significant amount of appropriate experience in managing the operations of a bank of similar size and complexity in accordance with sound banking practices.

(b) The qualifications of management shall be assessed on its ability to:

(i) Comply with the requirements of this ORDER;

(ii) Operate the Bank in a safe and sound manner;

(iii) Comply with applicable laws and regulations; and

(iv) Restore all aspects of the Bank to a safe and sound condition, including, but not limited to, asset quality, capital adequacy, earnings, management effectiveness, risk management, liquidity, sensitivity to market risk, and compliance with the BSA Rules.

(c) During the life of this ORDER, the Bank shall notify the Supervisory Authorities, in writing and within 10 business days, of the resignation or termination of any of the Bank's directors or senior executive officers and provide the reason for the resignation or termination of the individual. Prior to the addition of any individual to the Board or the employment of any individual as a senior executive officer as defined in 12 C.F.R. §§ 303.101(f) or executive officer as defined in Section 655.005, Florida Statutes, the Bank shall comply with the requirements of section 32 of the Act, 12 U.S.C. § 1831i, and Subpart F of Part 303 of the FDIC Rules and Regulations, 12 C.F.R. §§ 303.100-303.104 and Section 655.0385, Florida Statues, and Rule 69U-100.03852, Florida Administrative Code. The notification shall include a description of the background and experience of the individual or individuals to be added or employed and must be received at least 60 days before such addition or employment is intended to become effective. If the Regional Director or OFR issues a notice of disapproval pursuant to section 32 of the Federal Deposit Insurance Act ("Act"), 12 U.S.C. § 1831i, or Section 655.0385(s), Florida Statutes, with respect to the proposed individual, then such individual may not be added to the Board or employed by the Bank.

CAPITAL

3. (a) Within 120 days from the effective date of this ORDER, the Bank shall have Tier 1 Capital in such amount as to equal or exceed eight percent of its total assets and shall have

Total Risk-Based Capital in such an amount as to equal or exceed twelve percent of the Bank's total risk-weighted assets.

(b) Thereafter during the life of this ORDER, the Bank shall maintain a Tier 1 Capital ratio equal to or exceeding eight percent of the Bank's total assets and a Total Risk-Based Capital ratio equal to or exceeding twelve percent as those capital ratios are defined in Part 324 of the FDIC Rules and Regulations, 12 C.F.R. Part 324.

(c) The level of capital to be maintained during the life of this ORDER pursuant to paragraphs 3(a) and 3(b) shall be in addition to a fully funded allowance for loan and lease losses ("ALLL"), the adequacy of which shall be satisfactory to the Supervisory Authorities as determined at subsequent examinations and/or visitations.

(d) Within 60 days from the effective date of this ORDER, the Bank shall submit to the Supervisory Authorities a written capital plan. Such capital plan shall detail the steps that the Bank shall take to achieve and maintain the capital requirements set forth in this ORDER. In developing the capital plan, the Bank shall take into consideration:

(i) The volume of the Bank's adversely classified assets;

(ii) The nature and level of the Bank's asset concentrations;

(iii) The adequacy of the Bank's ALLL;

(iv) The anticipated level of retained earnings;

(v) Anticipated and contingent liquidity needs; and

(vi) The source and timing of additional funds to fulfill future capital needs.

(e) In addition, the capital plan must include a contingency plan in the event that the Bank has failed to:

(i) Maintain the minimum capital ratios required by this paragraph;

(ii) Submit an acceptable capital plan as required by this paragraph; or

(iii) Implement or adhere to a capital plan to which the Supervisory Authorities have taken no written objection pursuant to this paragraph.

(f) The contingency plan shall include a plan to sell or merge the Bank. The Bank shall implement the contingency plan upon written notice from the Supervisory Authorities.

(g) Any increase in Tier 1 Capital necessary to meet the requirements of this ORDER may be accomplished by the following:

(i) Sale of common stock;

(ii) Sale of noncumulative perpetual preferred stock;

(iii) Direct contribution of cash by the Board, shareholders, and/or parent holding company;

(iv) Any combination of the above means; or

(v) Any other means acceptable to the Supervisory Authorities.

(h) No increase in Tier 1 Capital that is necessary to meet the requirements of this ORDER may be accomplished through a deduction from the Bank's ALLL without prior written approval of the Supervisory Authorities.

(i) If all or part of any necessary increase in Tier 1 Capital required by this ORDER is accomplished by the sale of new securities, the Board shall take all necessary steps to implement a plan for the sale of such additional securities, including the voting of any shares owned or proxies held or controlled by them in favor of the plan. Should the implementation of the plan involve a public distribution of the Bank's securities (including a distribution limited only to the Bank's existing shareholders), the Bank shall prepare offering materials fully describing the securities being offered, including an accurate description of the financial condition of the Bank and the circumstances giving rise to the offering, and any other material disclosures necessary to comply with applicable federal securities laws. Prior to the implementation of the plan and, in any event, not less than 15 days prior to the dissemination of such materials, the plan and any materials used in the sale of the securities shall be submitted to the FDIC, Division of Risk Management Supervision, Accounting and Securities Disclosure Section, 550 17th Street, N.W., Room MB-5073, Washington, D.C. 20429 and the OFR, Division of Financial Institutions, 200 E. Gaines Street, Tallahassee, FL 32399-0310, for review. Any changes requested to be made in the plan or materials by the FDIC or the OFR shall be made prior to the dissemination of the plan and materials. If the increase in Tier 1 Capital is provided by the sale of noncumulative perpetual preferred stock, then all terms and conditions of the issue, including but not limited to those terms and conditions relative to interest rate and convertibility factor, shall be presented to the Supervisory Authorities for prior approval.

(j) In complying with the provisions of the Capital paragraph of this ORDER, if all or part of any necessary increase in Tier 1 Capital required by this ORDER is accomplished by the sale of securities, the Bank shall provide written notice of any material events to any subscriber and/or purchaser of the Bank's securities until closing of the offering and disbursement of funds to the Bank from escrow. A material event is an occurrence that would

likely be viewed by a reasonable investor as directly affecting the decision to purchase, or not to purchase, the Bank's securities through an offering. The written notice required by this paragraph shall be furnished within 10 days from the date a material event was planned or occurred, whichever is earlier, and shall be furnished to every subscriber and/or purchaser of the Bank's securities who received or was tendered the Bank's original offering information.

CHARGE-OFF LOSS AND DOUBTFUL

4. (a) Within 10 days from the effective date of this ORDER, the Bank shall eliminate from its books, by charge-off or collection, all assets or portions of assets classified "Loss" and 50 percent of those assets or portions of assets classified "Doubtful" in the Report of Examination dated as of February 22, 2016 ("Report"), that have not been previously collected or charged-off. If an asset is classified "Doubtful," the Bank may, in the alternative, charge-off the amount that is considered uncollectible in accordance with the Bank's written analysis of loan or lease impairment. Such analysis shall be accomplished in accordance with generally accepted accounting principles, the Federal Financial Institutions Examination Council's ("FFIEC") *Instructions for Preparation of Consolidated Reports of Condition and Income (FFIEC 031 and 041)*, http://www.ffiec.gov/, Interagency Statements of Policy on the ALLL, and other applicable regulatory guidance that addresses the adequacy of the Bank's ALLL. Elimination of any of these assets through proceeds of other loans made by the Bank is not considered collection for purposes of this paragraph.

(b) Additionally, while this ORDER remains in effect, the Bank shall, within 30 days from the receipt of any official Report of Examination of the Bank from the FDIC or the OFR, eliminate from its books, by collection, charge-off, or other proper entry, the remaining balance of any asset classified "Loss" and 50 percent of those assets classified "Doubtful" unless

otherwise approved in writing by the Supervisory Authorities. If an asset is classified "Doubtful", the Bank may, in the alternative, charge-off the amount that is considered uncollectible in accordance with the Bank's written analysis of loan or lease impairment.

CLASSIFIED ASSET REDUCTION

5. (a) Within 60 days from the effective date of this ORDER and thereafter within 60 days from the receipt of any future regulatory examination ("future report"), the Bank shall submit a written plan to the Supervisory Authorities to reduce the remaining assets classified "Doubtful" and "Substandard" in the Report or future report. The plan shall address each asset so classified with a balance of $500,000 or greater and provide the following:

(i) The name under which the asset is carried on the books of the Bank;

(ii) Type of asset;

(iii) Actions to be taken in order to reduce the classified asset; and

(iv) Timeframes for accomplishing the proposed actions.

(b) The plan shall also include, at a minimum:

(i) A review of the financial position of each such borrower, including the source of repayment, repayment ability, and alternate repayment sources; and

(ii) An evaluation of the available collateral for each such credit, including possible actions to improve the Bank's collateral position.

(c) In addition, the Bank's plan shall contain a schedule detailing the projected reduction of total classified assets on a quarterly basis. Further, the plan shall require the submission of monthly progress reports to the Board and mandate a review by the Board.

(d) Within 30 days from the Supervisory Authorities' response, the plan, including any requested modifications or amendments, shall be adopted by the Board and the approval shall be recorded in the Board minutes. The Bank shall then immediately implement the plan.

(e) For purposes of the plan, the reduction of adversely classified assets as of the Report shall be detailed using quarterly targets expressed as a percentage of the Bank's Tier 1 Capital plus the Bank's ALLL and may be accomplished by:

(i) Charge-off;

(ii) Collection;

(iii) Sufficient improvement in the quality of adversely classified assets so as to warrant removing any adverse classification, as determined by the FDIC or the OFR; and/or

(iv) Increase in the Bank's Tier 1 Capital.

NO ADDITIONAL CREDIT

6. (a) Beginning with the effective date of this ORDER, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from the Bank that has been charged off or classified, in whole or in part, "Loss" or "Doubtful" and is uncollected. The requirements of this paragraph shall not

prohibit the Bank from renewing credit already extended to a borrower after full collection, in cash, of interest due from the borrower.

(b) Additionally, during the life of this ORDER, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from the Bank that has been classified, in whole or part, "Substandard."

(c) The preceding limitations on additional credit shall not apply if the Bank's failure to extend further credit to a particular borrower would be detrimental to the best interests of the Bank. Prior to the extension of any additional credit pursuant to this paragraph, either in the form of an extension or further advance of funds, such additional credit shall be approved by a majority of the Board or a designated committee thereof, who shall certify in writing that:

(i) The failure of the Bank to extend such credit would be detrimental to the best interests of the Bank, including an explanatory statement of why it would be detrimental to the Bank's best interests;

(ii) The Bank's position would be improved thereby, including an explanatory statement of how the Bank's position would be improved; and

(iii) An appropriate workout plan has been developed and will be implemented in conjunction with the additional credit to be extended.

(d) The signed certification shall be made a part of the meeting minutes of the Board or its designated committee and a copy of the signed certification shall be retained in the borrower's credit file.

(e) Any additional extensions of credit to classified borrowers made under this provision shall be reported to the Supervisory Authorities at 90-day intervals with the other reporting requirements set forth in this ORDER. At a minimum, the 90-day reports shall include the name of the classified borrower, the amount of additional credit extended, and the total outstanding balance of credit extended to the classified borrower.

LENDING

7. Within 60 days from the effective date of this ORDER, the Board shall review, revise, and implement its written lending and collection policy to provide effective guidance and control over the Bank's lending and credit administration functions, including policies and procedures to govern wholesale lending. The implementation shall include the resolution of those exceptions enumerated in the Report. Such policy and its implementation shall be in a form and manner acceptable to the Supervisory Authorities at the initial review and at subsequent examinations and/or visitations.

ALLOWANCE FOR LOAN AND LEASE LOSSES

8. Within 30 days from the effective date of this ORDER, the Board shall amend its policy and update its procedures for determining the adequacy of the ALLL to address the criticisms in the Report regarding the Bank's application of Accounting Standards Codification ("ASC")450-20 and ASC 310-10. A deficiency in the ALLL shall be remedied in the calendar quarter it is discovered, prior to submitting the next Consolidated Reports of Condition and Income, by a charge to current operating earnings. The Board meeting minutes for the meeting at which such review is undertaken shall indicate the results of the review. The Bank's policy for determining the adequacy of the ALLL and its implementation shall be satisfactory to the Supervisory Authorities at subsequent examinations and/or visitations.

STRATEGIC PLAN

9. (a) Within 60 days from the effective date of this ORDER, the Bank shall submit to the Supervisory Authorities a revised and updated written business/strategic plan covering the overall operation of the Bank, which revisions shall address the recommendations detailed in the Report. At a minimum, the plan shall establish objectives for the Bank's earnings performance, growth, balance sheet mix, liability structure, capital adequacy, and reduction of nonperforming and underperforming assets, together with strategies for achieving those objectives. The plan shall also identify capital, funding, managerial, and other resources needed to accomplish its objectives. Such plan shall specifically provide for the following:

(i) Goals for the composition of the loan portfolio by loan type including strategies to diversify the type and improve the quality of loans held;

(ii) Goals for the composition of the deposit base including strategies to reduce reliance on volatile and costly deposits; and

(iii) Plans for effective risk management and collection practices.

(b) Within 30 days from the receipt of any comments from the Supervisory Authorities, and after due consideration of any recommended changes, the Board shall approve the revised business/strategic plan, which approval shall be recorded in the minutes of the Board meeting at which the strategic/business plan was approved.

BUDGET

10. (a) Within 60 days from the effective date of this ORDER, the Bank shall develop and submit to the Supervisory Authorities a written plan and a comprehensive budget for all

categories of income and expense for calendar year 2017. The plan and budget required by this paragraph shall include formal goals and strategies, consistent with sound banking practices, and take into account the Bank's other written policies in ORDER to improve the Bank's net interest margin, reduce discretionary expenses, control overhead, and improve and sustain earnings of the Bank and should address the recommendations detailed in the Report. The plan shall include a description of the operating assumptions that form the basis for, and adequately support, major projected income and expense components. Thereafter, the Bank shall formulate such a plan and budget by November 30 of each subsequent year and submit the plan and budget to the Supervisory Authorities for review and comment by December 15 of each subsequent year. The plan and budget required by this ORDER shall be acceptable to the Supervisory Authorities at the initial review and at subsequent examinations and/or visitations.

(b) On a monthly basis, the Board shall evaluate the Bank's actual performance in relation to the plan and budget required by this ORDER and shall record the results of the evaluation, and any actions taken by the Bank, in the minutes of the Board meeting at which such evaluation is undertaken. The actual performance compared to the budget shall be submitted to the Supervisory Authorities with the quarterly progress reports required by this ORDER.

LIQUIDITY AND FUNDS MANAGEMENT

11. Within 90 days from the effective date of this ORDER, the Bank shall implement a written plan to improve liquidity, contingency funding, interest rate risk, and asset liability management and the plan shall address the comments and recommendations detailed in the Report. The Bank shall review this plan for adequacy on an annual basis and, based upon such review, make revisions to the plan necessary to strengthen funds management and meet current

and anticipated liquidity needs. The plan and its implementation shall be in a form and manner acceptable to the Supervisory Authorities at subsequent examinations and/or visitations.

INTEREST RATE RISK POLICY

12. Within 90 days from the effective date of this ORDER, the Bank shall revise and implement a written policy for managing interest rate risk in a manner that is appropriate to the size of the Bank and the complexity of its assets. The policy shall comply with the *Joint Agency Policy Statement on Interest Rate Risk*, FIL-52-96 (July 12, 1996), and the *FFIEC Advisory on Interest Rate Management*, FIL-2-2010 (Jan. 20, 2010), and shall be consistent with the comments and recommendations detailed in the Report. The policy shall include guidelines governing the means by which the interest rate risk position will be monitored, the establishment of risk parameters, and periodic reporting to management and the Board regarding interest rate risk with adequate information provided to assess the level of risk. Such policy and its implementation shall be satisfactory to the Supervisory Authorities as determined at the initial review and at subsequent examinations and/or visitations.

INTERNAL ROUTINES AND CONTROLS AND AUDIT

13. Within 60 days from the effective date of this ORDER, the Bank shall revise and implement its policy for the operation of the Bank in such a manner as to provide adequate internal routines and controls within the Bank consistent with safe and sound banking practices. Such policy shall provide that the Bank's Audit Committee is comprised of only independent directors. Such policy and its implementation shall, at a minimum, eliminate and/or correct all internal routine and control deficiencies set forth in the Report and shall be satisfactory to the Supervisory Authorities at subsequent examinations and/or visitations.

BROKERED DEPOSITS

14. During the life of this ORDER, the Bank shall not accept, renew, or rollover any brokered deposit, as defined in 12 C.F.R. § 337.6(a)(2), unless it is in compliance with the requirements of 12 C.F.R. § 337.6(b) which governs the solicitation and acceptance of brokered deposits by insured depository institutions. The Bank shall comply with the restrictions on the effective yields on deposits as described in 12 C.F.R. § 337.6.

RESTRICTIONS OF CERTAIN PAYMENTS

15. (a) While this ORDER is in effect, the Bank shall not declare or pay dividends, pay bonuses, or make any other form of payment outside the ordinary course of business resulting in a reduction of capital, without the prior written approval of the Supervisory Authorities. All requests for prior approval shall be received at least 30 days prior to the proposed dividend or bonus payment declaration date (at least 5 days with respect to any request filed within the first 30 days from the date of this ORDER) and shall contain, but not be limited to, an analysis demonstrating that the proposed payment meets the criteria set forth in Section 658.37, Florida Statutes, and detailing the impact such payment would have on the Bank's capital position, cash flow, concentrations of credit, asset quality and ALLL needs. The Supervisory Authorities will not approve any payment representing a reduction of capital unless the Supervisory Authorities determine that such payment will not have an adverse or unacceptable impact on the Bank's capital position, cash flow, concentrations of credit, asset quality and ALLL needs.

(b) During the term of this ORDER, the Bank shall not make any distributions of interest, principal or other sums on subordinated debentures, if any, without the prior written approval of the Regional Director.

ASSET GROWTH

16. While this ORDER is in effect, the Bank shall notify the Supervisory Authorities at least 60 days prior to undertaking asset growth that exceeds 10 percent or more per annum or initiating material changes in asset or liability composition. In no event shall asset growth result in noncompliance with the capital maintenance provisions of this ORDER unless the Bank receives prior written approval from the Supervisory Authorities.

BSA COMPLIANCE PROGRAM

17. Within 60 days from the effective date of this ORDER, the Bank shall develop, adopt, and implement its written plan ("Compliance Plan") for administration of a program reasonably designed to ensure and maintain compliance with the law and regulations related to the BSA. The Bank shall submit the Compliance Plan to the Supervisory Authorities for review and comment. The Compliance Plan shall be consistent with the guidance for BSA/AML Risk Assessment set forth in the Federal Financial Institutions Examination Council's Bank Secrecy Act/Anti-Money Laundering Examination Manual (http://www.ffiec.gov/bsa_aml_infobase/default.htm) ("BSA Manual"). The Compliance Plan shall be tailored to address the risk profile of the Bank identified in the Bank's BSA risk assessment required by paragraph 19 of this ORDER and shall address all recommendations in the Report. Upon receipt of the Supervisory Authorities' comments, if any, the Board shall revise, review, and approve the Compliance Plan. After the Board has approved the Compliance Plan, the review and approval shall be recorded in the minutes of the Board.

RISK ASSESSMENT

18. (a) Within 60 days from the effective date of the ORDER, the Board shall review and revise as appropriate its written policies, procedures, and processes for a risk assessment of the

Bank's operations ("Risk Assessment") consistent with the guidance for BSA/AML Risk Assessments set forth in the BSA Manual.

(b) Within 60 days from the effective date of the ORDER, the Bank shall conduct a Risk Assessment and thereafter shall conduct a Risk Assessment no less than annually. The Board shall review and approve the Risk Assessment and forward it to the Supervisory Authorities with the progress report required by this ORDER that is next due following the Board's approval. The Risk Assessment shall weigh all relevant factors, including identification and measurement of the specific risk characteristics of the Bank's products, services, customers, affiliates, and geographic locations, with analysis of the major risk categories including foreign nationals, non-resident aliens, ACH, high-risk deposit accounts, and non-bank financial institutions. The Risk Assessment shall address all pertinent risk factors that affect the overall BSA/AML risk profile of the Bank and the deficiencies and recommendations contained in the Report, and ensure that risk ratings are accurate and well supported by qualitative and quantitative data.

INTERNAL CONTROLS

19. (a) Within 60 days from the Risk Assessment conducted pursuant to Paragraph 18, the Bank shall develop a revised system of internal controls designed to ensure full compliance with the BSA ("BSA Internal Controls") taking into account its size and risk profile and addressing the deficiencies and recommendations contained in the Report.

(b) At a minimum, the BSA Internal Controls shall include policies, procedures, and processes addressing the following areas:

(i) Suspicious Activity Monitoring and Reporting: Taking into account its size and risk profile, the Bank shall develop, adopt, and implement policies, procedures, processes, and systems, including automated monitoring systems, for monitoring,

detecting, and reporting suspicious activity being conducted in all areas within or through the Bank. The Bank shall monitor all areas of the Bank for suspicious activity, including, but not limited to: cash transactions, international and domestic wire transfers, ACH, foreign nationals, non-resident aliens, high-risk deposit accounts, and non-bank financial institution accounts. The Bank shall cause the timely, accurate, and complete filing of SARs. The Bank shall require the appropriate level of documentation and support for any decision to file or not to file a SAR, as required by law.

(ii) Customer Due Diligence: The Bank shall review and enhance its customer due diligence ("CDD") policies, procedures, and processes for new and existing customers ("CDD Program"):

(A) the CDD Program shall be consistent with guidance for CDD set forth in the BSA Manual;

(B) the CDD Program shall operate in conjunction with the Bank's Customer Identification Program ("CIP"); and

(C) At a minimum, the CDD Program shall include:

(1) a risk rating system to assess the Bank's customer base to ensure that the risk level of each customer is accurately identified based on the potential for money laundering or other illicit activity posed by the customer's activities. Each risk rating assessment shall take into account the purpose of the account, the customer's business or occupation, the actual or anticipated type and volume of account activity, types of products and services offered, and locations and markets served by the customer;

(2) policies and procedures with respect to high-risk accounts and customers, including a formal visitation program for all high-risk customers, periodic update of risk grades based on changes in risk factors, and a process for obtaining higher-level approvals for accounts and transactions where appropriate;

(3) an appropriate level of ongoing monitoring commensurate with the customer's risk level to ensure that the Bank can reasonably detect suspicious activity and accurately determine whether the customer requires enhanced due diligence ("EDD");

(4) a sufficient level of customer information at account opening and appropriate analysis of that information to assist and support the risk rating assigned;

(5) procedures for documenting and supporting the risk analysis conducted under the CDD process, including procedures for validating risk ratings assigned at account opening and resolving issues in the event insufficient or inaccurate information is obtained; and

(6) procedures reasonably designed to ensure the timely identification and accurate reporting of known or suspected criminal activity, as required by Part 353.

(iii) Enhanced Due Diligence: The Bank shall establish EDD policies, procedures, and processes to conduct EDD necessary for those categories of customers that the Bank has reason to believe pose a heightened risk of suspicious activity ("EDD Program"), including, but not limited to, high-risk accounts:

(A) the EDD Program shall be consistent with the guidance for EDD set forth in the BSA Manual;

(B) the EDD Program shall operate in conjunction with the Bank's CIP and CDD policies, procedures and processes; and

(C) At a minimum, the EDD Program shall include:

(1) procedures to determine the frequency of ongoing reviews based on customer risk level;

(2) procedures to determine the appropriate documentation necessary to conduct and support ongoing reviews and analyses in order to reasonably understand the customer's normal and expected transactions; and

(3) procedures reasonably designed to ensure the timely identification and accurate reporting to law enforcement and the Supervisory Authorities of known or suspected criminal activity against or involving the Bank, as required by Part 353.

(iv) Taking into account its size and risk profile, the Bank shall develop, adopt, and implement policies, procedures, processes, and systems, including automated monitoring systems, to provide for adequate systems for account aggregation to ensure sufficient data exists to determine if SARs and CTRs should be filed;

(v) The policies, procedures, and processes that comprise the Bank's BSA Internal Controls shall operate in conjunction with each other and shall be consistent with the guidance for account/transaction monitoring and reporting set forth in the BSA Manual, including dissemination of the high-risk customer list to appropriate departments within the Bank.

(vi) Required Reporting: The Bank's BSA Internal Controls shall provide for periodic reports that address the following areas of activity: high-volume wire transfer accounts, activity by risk code, and transactions by country. The reports shall also include

tracking data to ensure appropriate CIP information is obtained, site visitations are conducted, and monitoring and SAR reporting systems procedures are being implemented in a timely manner. Such reports shall be provided to the Board prior to each Board meeting.

(c) The BSA Internal Controls shall be submitted to the Supervisory Authorities for review and comment. Within 30 days of receipt of the Supervisory Authorities' comments and after incorporation and adoption of all comments, the Board shall approve the BSA Internal Controls, which approval shall be recorded in the minutes of the Board meeting. Thereafter, the Bank shall implement and fully comply with the BSA Internal Controls.

BSA TRAINING

20. Within 60 days from the effective date of this ORDER, the Bank shall revise and implement its BSA Training Program to address the comments and recommendations detailed in the Report. The Bank shall ensure that all appropriate personnel are aware of, and can comply with, the requirements of the BSA applicable to the individual's specific responsibilities to assure the Bank's compliance with the BSA.

BSA OFFICER AND STAFF

21. (a) Within 60 days from the effective date of the ORDER, the Bank shall assess its BSA staffing needs to ensure adequate qualified personnel are in place at all times. The assessment should be performed by parties with appropriate skills and expertise necessary for assessing the knowledge, experience, and qualifications of staff within the BSA function at the Bank. Within 90 days from the effective date of the ORDER, the Bank shall develop and implement a written plan of action to develop or recruit personnel and hire additional or replacement personnel with the requisite ability, experience, and other qualifications necessary to ensure BSA compliance ("BSA Staffing Plan"). The BSA Staffing Plan shall include, at a minimum, consideration of the Bank's size and growth plans, geographical areas served,

products and services offered, and changes in the BSA, AML, and OFAC practices, procedures, rules, and regulations.

(b) The Board shall review and approve the BSA Staffing Plan. Periodically thereafter, but no less often than annually, the Bank shall assess its BSA staffing needs to ensure adequate and appropriate BSA staffing resources are in place at all times.

(c) As part of the BSA Staffing Plan, the Board shall designate a qualified individual or individuals ("BSA Officer"), acceptable to the Supervisory Authorities, with delegated authority and adequate time, training, and appropriate resources to implement the Bank's BSA Compliance Program. The BSA Officer's qualifications shall be commensurate with the complexity of the Bank's activities and the appointment of the BSA Officer shall conform to the guidance regarding BSA officers set forth in the BSA Manual. The BSA Officer shall report to the Board and shall provide reports as required directly to the Board or to the Directors' Committee established by the Board pursuant to paragraph 1(b) of this ORDER.

INDEPENDENT TESTING

22. Within 60 days from the effective date of the ORDER, the Bank shall contract with an external independent testing firm that specializes in the BSA, AML, and OFAC rules and regulations for a review. The scope of the testing to be performed shall be in writing and reviewed and approved by the Board. Testing results and recommendations for improvement shall be in writing and shall be approved by the Board within 60 days of completion. Testing procedures shall be consistent with the guidance for independent testing set forth in the BSA Manual and in compliance with the procedures described in *Bank Secrecy Act Provision for Independent Testing for BSA/AML Compliance*, FIL 38-2008 (May 16, 2008). Thereafter, the Bank shall have external independent testing performed no less than annually.

BSA REPORTS

23. The Bank shall ensure that all required reports including Currency Transaction Reports ("CTRs"), SARs, Reports of International Transportation of Currency or Monetary Instruments, Reports of Foreign Bank and Financial Accounts, and any other similar or related reports required by law or regulation are completed accurately and properly filed within required timeframes.

LOOK BACK REVIEW

24. (a) Within 30 days from the effective date of this ORDER, the Bank shall engage an independent qualified firm, acceptable to the Supervisory Authorities, to conduct a review of all high-risk accounts based on the Bank's risk assessment conducted pursuant to this ORDER and all high-risk transaction activity for the period beginning February 3, 2014, through the effective date of this ORDER to determine whether SARs and CTRs should be filed ("Look Back Review").

(b) Within 60 days from the effective date of this ORDER, the Bank shall submit to the Supervisory Authorities a written plan ("Look Back Review Plan") for approval that sets forth:

(i) The scope of the Look Back Review, including the types of transactions to be reviewed and consistent with the application of the customer risk assessment conducted in accordance with this ORDER;

(ii) The methodology for conducting the Look Back Review, including any sampling procedures to be followed;

(iii) The expertise and resources devoted to the Look Back Review;

(iv) The anticipated completion date of the Look Back Review; and

(v) A commitment that any interim reports, draft reports or work papers associated with the Look Back Review will be made available to the Supervisory Authorities upon request.

(c) Within 120 days of receipt of the Supervisory Authorities' non-objection to the Look Back Review Plan, the Look Back Review shall be completed and submitted to the Board. The Bank shall prepare any CTRs and SARs necessary based on the review.

(d) The review firm shall present its findings from the Look Back Review directly to the Board at a Board meeting and the presentation, conclusions, and discussion of the findings shall be reflected in the minutes for the meeting.

(e) Upon completion of the Look Back Review, the Bank shall submit a copy of the Look Back Review and copies of any additional SARs and CTRs filed to the Supervisory Authorities.

VIOLATIONS OF LAW, REGULATION, AND CONTRAVENTION OF POLICY

25. Within 60 days from the effective date of this ORDER, the Bank will eliminate and/or correct all violations of laws, regulations, and/or contraventions of statements of policy in the Report and shall adopt and implement appropriate procedures to ensure future compliance with all such applicable federal and state laws, regulations, and/or statements of policy.

PROGRESS REPORTS

26. Within 45 days from the end of the first quarter following the effective date of this ORDER, and within 45 days from the end of each quarter thereafter, the Bank shall furnish written progress reports to the Supervisory Authorities detailing the form and manner of any actions taken to secure compliance with this ORDER and the results thereof. Such reports may be discontinued when the corrections required by this ORDER have been accomplished and the Supervisory Authorities have released the Bank in writing from making further reports. All progress reports and other written responses to this ORDER shall be reviewed by the Board and

made a part of the appropriate Board meeting minutes.

DISCLOSURE TO SHAREHOLDERS

27. Within 10 days from the effective date of this ORDER, the Bank shall send a copy of this ORDER, or otherwise furnish a description of this ORDER, to its parent holding company. The description shall fully describe this ORDER in all material respects.

OTHER ACTIONS

The provisions of this ORDER shall not bar, stop, or otherwise prevent the FDIC, the OFR, or any other federal or state agency or department from taking any other action against the Bank or any of the Bank's current or former institution-affiliated parties.

This ORDER shall be effective on the date of issuance.

The provisions of this ORDER shall be binding upon the Bank, its institution-affiliated parties, and any successors and assigns thereof.

The provisions of this ORDER shall remain effective and enforceable except to the extent that and until such time as any provision has been modified, terminated, suspended, or set aside by the Supervisory Authorities.

Issued Pursuant to Delegated Authority,

Dated: November 10th, 2016

By:

Michael J. Dean
Regional Director
Division of Risk Management Supervision
Federal Deposit Insurance Corporation

The Commissioner of the OFR having duly approved the foregoing ORDER, and the Bank, through its Board, agree that the issuance of said ORDER by the FDIC shall be binding as between the Bank and the OFR to the same degree and to the same legal effect that such ORDER would be binding if the OFR had issued a separate ORDER that included and incorporated all of the provisions of the foregoing ORDER, pursuant to Chapters 120, 655, and 658, including specifically Sections 655.033 and 655.041, Florida Statutes (2015).

Dated this 7th of November, 2016.

J. Martin Stubblefield
Director
Division of Financial Institutions
By Delegated Authority for the Commissioner,
Florida Office of Financial Regulation